Exhibit 99.1

FOR IMMEDIATE RELEASE

BENCHMARK ELECTRONICS REPORTS FOURTH QUARTER AND FY 2015 RESULTS

•          Quarterly operating margin (non-GAAP) of 4.5% was the highest since 2007

•          Operating margin (non-GAAP) increased 50 basis points year-over-year and 20 basis points quarter-over-quarter

•          Increased annual operating cash flow to $147 million

•          Repurchased $68 million of common shares in 2015

ANGLETON, TX, February 9, 2016 – Benchmark Electronics, Inc. (NYSE: BHE) today announced financial results for the fourth quarter and year ended December 31, 2015.

	Three Months Ended
	Dec 31,	Sep 30,	Dec 31,
	2015	2015	2014
Net sales (in millions)	$626	$630	$710
Net income (in millions)	$39	$21	$23
Net income – non-GAAP (in millions)*	$23	$21	$23
Diluted EPS	$0.77	$0.40	$0.44
Diluted EPS – non-GAAP*	$0.45	$0.41	$0.42
Operating margin (%)	3.5%	4.1%	4.0%
Operating margin – non-GAAP (%)	4.5%	4.3%	4.0%

	Twelve Months Ended
	Dec 31,	Dec 31,
	2015	2014
Net sales (in millions)	$2,541	$2,797
Net income (in millions)	$95	$81
Net income – non-GAAP (in millions)*	$84	$88
Diluted EPS	$1.83	$1.50
Diluted EPS – non-GAAP*	$1.61	$1.63
Operating margin (%)	3.7%	3.6%
Operating margin – non-GAAP (%)	4.2%	3.9%

* A detailed reconciliation between the GAAP results and results excluding special items (non-GAAP) is included at the end of this press release.

“2015 marked a year of continued progress on Benchmark’s key strategic initiatives.  Through focused and consistent execution, we achieved 55% revenue contribution from customers in our Industrial, Medical and Test & Instrumentation sectors,” said Gayla Delly, Benchmark’s President and Chief Executive Officer.  “Continued emphasis in these strategic markets, coupled with our focus on operational excellence, is a key driver of our ongoing margin expansion strategy.  In the fourth quarter, we delivered a 50 basis point year-over-year and a 20 basis point quarter-over-

quarter improvement in operating margin and achieved our target of exiting 2015 with a 4.5% non-GAAP operating margin.”

“The acquisition of Secure Technology in the fourth quarter of 2015 was another key milestone, although it did not significantly impact our results for the quarter.  As expected, the transaction is advancing our business transformation and penetration of targeted higher-value markets.  Integration is well underway and progressing according to schedule.  In the near term, we are focused on customer care and expanding current relationships.  Looking forward, we expect to realize the strategic benefits of the acquisition beginning in 2016.”

Ms. Delly concluded, “During the last 12 months, Benchmark returned $68 million to shareholders through share repurchases, and we plan to continue these repurchases against the $135 million that remains available under our Board authorizations.  We will continue our balanced approach to capital allocation through investments in organic initiatives, external growth opportunities and share repurchases as we execute our long-term strategy to drive increasing value for our shareholders and enhanced service for our customers.”

The Company projects new program bookings for the fourth quarter to result in annualized revenue of $115 - 135 million when fully launched within the next 12-18 months.  The new program bookings are aligned with Benchmark’s strategic focus in higher-value markets.  For the full year, 85% of new bookings came from Benchmark’s targeted growth markets.

Fourth Quarter 2015 Financial Highlights

•         Operating margin (non-GAAP) of 4.5%.  The GAAP margin was 3.5%.

•         Cash flows from operating activities were $28 million.

•         Accounts receivable were $479 million at December 31, 2015, and calculated days sales outstanding were 69 days compared to 67 days at September 30, 2015.

•         Inventories were $412 million at December 31, 2015; inventory turns were 5.6 times compared to 5.5 times at September 30, 2015.

Don Adam, the Company’s Chief Financial Officer, stated, “The cash conversion cycle increased by two days sequentially due to shipments occurring later than expected in the fourth quarter.  Benchmark remains focused on working capital improvement initiatives and is targeting a 15-20% reduction in cash cycle days exiting 2016.”

Fourth Quarter 2015 Industry Sector Update

Revenue by industry sector was as follows.

	Dec 31,	Sep 30,	Dec 31,
Higher-Value Markets	2015	2015	2014
Industrials	35%	31%	32%
Medical	15	14	11
Test & Instrumentation	8	9	8
	58%	54%	51%

	Dec 31,	Sep 30,	Dec 31,
Traditional Markets	2015	2015	2014
Computing	25%	22%	20%
Telecommunications	17	24	29
	42%	46%	49%
	100%	100%	100%

Revenue was consistent with the Company’s fourth quarter expectations.  Growth in the higher-value markets – which include our Secure Technology group – was as anticipated.  In our traditional markets, seasonal demand was better than expected in Computing, which offset continued Telecommunications softness related to weak capital spending.

Fourth Quarter 2015 Bookings Update

•         New program bookings in the fourth quarter were $115 to $135 million.

•         12 engineering awards supporting early engagement opportunities.

•         23 manufacturing wins across all market sectors.

Margin Improvement Initiatives

The Company’s strategic decision to transform its portfolio toward higher-value markets is driving positive results.  Further portfolio diversification into higher-margin sectors, increased emphasis on engineering-led solutions and intense focus on operational excellence initiatives are expected to increase operating margins in the future.  Benchmark remains committed to achieving a 5.0% operating margin on a non-GAAP basis over the longer term.

Capital Allocation

•         Fourth quarter 2015 common share repurchases totaled $16 million or 770,000 shares.

•         $135 million remains available under the current share repurchase program.

•         Over the past three years, more than 57% of free cash flow has been returned to shareholders through share repurchases.

•         Capex totaled $5 million in the fourth quarter and $38 million for the full year.

First Quarter 2016 Outlook

•         Revenue between $565-$590 million.

•         Diluted earnings per share between $0.29-$0.33 (excluding restructuring charges and integration costs).

Fourth Quarter 2015 Results Conference Call Details

A conference call hosted by Benchmark management will be held today at 10:00 am CT (11:00 am ET) to discuss the Company’s financial results and outlook.  This call will be broadcast via the internet and may be accessed by logging on to the Company’s website at www.bench.com.

About Benchmark Electronics, Inc.

Benchmark provides integrated manufacturing, design and engineering services to original equipment manufacturers of industrial equipment (including equipment for the aerospace and defense industries), telecommunication equipment, computers and related products for business enterprises, medical devices, and test and instrumentation products.  Benchmark’s global operations include facilities in seven countries, and its common shares trade on the New York Stock Exchange under the symbol BHE.

For More Information, Please Contact:

Lisa K. Weeks, VP of Strategy & Investor Relations

979-849-6550 (ext. 1361) or lisa.weeks@bench.com

Non-GAAP Financial Measures

This press release includes financial measures for earnings and earnings per share that exclude certain items and therefore do not follow U.S. generally accepted accounting principles (GAAP).  A detailed reconciliation between the GAAP results and results excluding special items (non-GAAP) is included at the end of this press release.  Management discloses non-GAAP information to provide investors with additional information to analyze the Company’s performance and underlying trends.  Management uses non-GAAP measures of net income and earnings per share that exclude certain items in order to better assess operating performance and help investors compare results with our previous guidance.  Our non-GAAP information is not necessarily comparable to non-GAAP information used by other companies.  Non-GAAP information should not be viewed as a substitute for, or superior to, net income or other data prepared in accordance with GAAP as measures of our profitability or liquidity. Users of this financial information should consider the types of events and transactions for which adjustments have been made.

Forward-Looking Statements

This press release contains certain forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934.  The words “expect,” “estimate,” “plan,” “anticipate,” “project,” “predict,” “goals” and similar terms, and the negatives thereof, often identify forward-looking statements, which are not limited to historical facts.  Our forward-looking statements include, among other things, projections regarding the benefit of the Secure acquisition, the Company’s  ability to continue share repurchases or a balanced capital allocation, the statement “the Company projects new program bookings for the fourth quarter to result in annualized revenue of $115 - $135 million when fully launched within the next 12-18 months ”, projections relating to working capital improvements, increasing operating margins and first quarter 2016 revenues and diluted earnings per share, and other statements, express or implied, concerning: future operating results or the ability to generate sales, income or cash flow; and Benchmark’s business and growth strategies, including expected internal growth and performance goals.  Although Benchmark believes these statements are based upon reasonable assumptions, they involve risks and uncertainties relating to our operations, markets and business environment generally.  If one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

All forward-looking statements included in this release are based upon information available to Benchmark as of the date hereof, and the Company assumes no obligation to update them.  Readers are advised to consult further disclosures on related subjects, particularly in Item 1A, “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, in its other filings with the Securities and Exchange Commission and in its press releases.

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Benchmark Electronics, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Results
(Amounts in Thousands, Except Per Share Data)
(UNAUDITED)

	Three Months Ended			Year Ended
	Dec 31,	Sep 30,	Dec 31,	December 31,
	2015	2015	2014	2015	2014

Income from operations (GAAP)	$21,905	$26,148	$28,653	$92,969	$100,144
Restructuring charges and integration
and acquisition costs	6,308	1,095	955	13,861	7,131
Asset impairment charge and other	-	-	(1,547)	-	(1,547)
Thailand flood-related items, net of insurance	-	-	-	-	(1,571)
Customer bankruptcy	-	-	-	-	5,029
Non-GAAP income from operations	$28,213	$27,243	$28,061	$106,830	$109,186

Net income (GAAP)	$39,421	$20,565	$23,338	$95,401	$81,241
Restructuring charges and integration
and acquisition costs, net of tax	4,717	618	740	9,860	4,886
Asset impairment charge and other,
net of tax	-	-	(1,547)	-	(1,547)
Thailand flood-related items, net of insurance
and tax	-	-	-	-	(1,263)
Customer bankruptcy, net of tax	-	-	-	-	4,831
Discrete tax benefits (1)	(21,174)	-	-	(21,174)	-
Non-GAAP net income	$22,964	$21,183	$22,531	$84,087	$88,148

Earnings per share: (GAAP)
Basic	$0.78	$0.40	$0.44	$1.85	$1.52
Diluted	$0.77	$0.40	$0.44	$1.83	$1.50

Earnings per share: (Non-GAAP)
Basic	$0.45	$0.41	$0.42	$1.63	$1.65
Diluted	$0.45	$0.41	$0.42	$1.61	$1.63

Weighted-average number of shares used in
calculating earnings per share:
Basic	50,482	51,192	53,020	51,573	53,538
Diluted	50,914	51,588	53,609	52,088	54,222

(1)              The benefit results primarily from the release of a valuation allowance for U.S. taxes.

Benchmark Electronics, Inc. and Subsidiaries

Consolidated Statements of Income
(Amounts in Thousands, Except Per Share Data)
(UNAUDITED)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Sales	$625,719	$709,547	$2,540,873	$2,797,061
Cost of sales	568,924	653,858	2,322,299	2,577,204
Gross profit	56,795	55,689	218,574	219,857
Selling, general and administrative expenses	28,582	27,628	111,744	115,700
Restructuring charges and integration and
acquisition-related costs	6,308	955	13,861	7,131
Asset impairment charge and other	-	(1,547)	-	(1,547)
Thailand flood-related items, net of insurance	-	-	-	(1,571)
Income from operations	21,905	28,653	92,969	100,144
Interest expense	(1,569)	(447)	(2,996)	(1,890)
Interest income	236	330	1,207	2,048
Other income (expense), net (1)	441	(156)	(1,141)	(1,673)
Income before income taxes (1)	21,013	28,380	90,039	98,629
Income tax expense (benefit) (1)	(18,408)	5,042	(5,362)	17,388
Net income (1)	$39,421	$23,338	$95,401	$81,241

Earnings per share:
Basic (1)	$0.78	$0.44	$1.85	$1.52
Diluted (1)	$0.77	$0.44	$1.83	$1.50

Weighted-average number of shares used in calculating
earnings per share:
Basic	50,482	53,020	51,573	53,538
Diluted	50,914	53,609	52,088	54,222

(1)              Amounts for the three months and year ended December 31, 2014 are as-adjusted due to the correction of an immaterial error.

Benchmark Electronics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets
(in thousands)
	December 31,	December 31,
	2015	2014
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$465,995	$427,376
Accounts receivable, net	479,140	520,389
Inventories	411,986	401,261
Other current assets (1), (2)	31,507	29,590
Total current assets (1), (2)	1,388,628	1,378,616
Long-term investments	927	1,008
Property, plant and equipment, net	178,170	190,180
Goodwill and other, net (2)	326,153	106,125
Total assets (1), (2)	$1,893,878	$1,675,929

Liabilities and Shareholders’ Equity
Current liabilities:
Current installments of capital lease obligations and long-term debt	$12,284	$676
Accounts payable	251,163	289,786
Accrued liabilities (1)	69,647	68,616
Total current liabilities (1)	333,094	359,078
Capital lease obligations and long-term debt, less current installments	222,909	8,845
Other long-term liabilities (2)	15,971	18,381
Shareholders’ equity (1)	1,321,904	1,289,625
Total liabilities and shareholders’ equity (1), (2)	$1,893,878	$1,675,929

(1)              Amounts as of December 31, 2014 are as-adjusted due to the correction of an immaterial error.

(2)              Amounts as of December 31, 2014 have been adjusted to retroactively adopt Financial Accounting Standards Update 2015-17 regarding Balance Sheet Classification of Deferred Taxes.